Exhibit 99.1
FOR IMMEDIATE RELEASE

COMPANY CONTACT:	PRESS CONTACT:
Susan C. Hyde	Guy Lawrence
W. P. Carey & Co. LLC	Ross & Lawrence
212-492-1151	212-308-3333
mailto:shyde@wpcarey.com	gblawrence@rosslawpr.com
W. P. Carey & Co. LLC Announces $10 Million Share Repurchase Program
NEW YORK, NY – October 10, 2008 – Investment firm W. P. Carey & Co. LLC (NYSE: WPC) announced today that the Executive Committee of its Board of Directors has approved a share repurchase program authorizing the repurchase of up to $10 million of the Company’s outstanding shares from October 13, 2008 through December 15, 2008 or the date that the maximum amount has been purchased, if earlier. It is intended that the shares will be purchased through a Rule 10b5-1 plan.
The Company has maintained a stable capital base and considers this $10 million investment in our shares at this time to be appropriate. This decision was based upon our capital structure and our low leverage ratios, as well as other performance metrics:
•	Investment volume for the quarter ended September 30, 2008 was approximately $255 million, with total year-to-date volume of over $400 million;

•	CPA®:17 – Global has raised a total of $283 million since inception;

•	Our recourse debt as a percentage of total assets is approximately 7%; and

•	We currently have $74 million outstanding on our $250 million line of credit and cash on hand of approximately $34 million. This fully-committed line matures in June 2011 and has an additional one-year extension.
W. P. Carey & Co. LLC
W. P. Carey & Co. LLC is an investment management company that provides long-term sale-leaseback and build-to-suit financing for companies worldwide and manages a global investment portfolio worth more than $10 billion. Publicly traded on the New York Stock Exchange (WPC), W. P. Carey and its CPA® series of income-generating, non-traded REITs help companies release capital tied up in real estate assets. Now in our 35th year, the W. P. Carey Group’s investments are highly diversified, comprising contractual agreements with more than 300 tenants spanning 28 industries and 14 countries. www.wpcarey.com
This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the company’s actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the company, reference is made to the company’s filings with the Securities and Exchange Commission.
W. P. Carey & Co. LLC
50 Rockefeller Plaza
New York, NY 10020
www.wpcarey.com